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                                                                      Exhibit 12

                      UGI UTILITIES INC. AND SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (Thousands of dollars)


                                                        Nine       Nine
                                                       Months     Months
                                                       Ended      Ended
                                                      June 30,   June 30,                   Year Ended September 30,
                                                                           -----------------------------------------------------
                                                        2001       2000       2000       1999       1998       1997      1996
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
Earnings:
Earnings before income taxes                         $  78,188  $  81,346  $  82,882  $  63,139  $  57,007  $  63,275  $  61,717
Interest expense                                        14,333     13.598     18,135     17,317     17,383     16,696     15.921
Amortization of debt discount and expense                  187        157        218        215        200        176        173
Interest component of rental expense                       979        990      1,318      1,539      1,624      1,887      1,838
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     $  93,687  $  96,091  $ 102,553  $  82,210  $  76,214  $  82,034  $  79,649
                                                     =========  =========  =========  =========  =========  =========  =========

Fixed Charges:
Interest expense                                     $  14,333  $  13,598  $  18,135  $  17,317  $  17,383  $  16,696  $  15,921
Amortization of debt discount and expense                  187        157        218        215        200        176        173
Allowance for funds used during
 construction (capitalized interest)                        23         21         17         36         39        114        107
Interest component of rental expense                       979        990      1,318      1,539      1,624      1,887      1,838
                                                     ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                     $  15,522  $  14,766  $  19,688  $  19,107  $  19,246  $  18,873  $  18,039
                                                     =========  =========  =========  =========  =========  =========  =========

Ratio of earnings to fixed charges                        6.04       6.51       5.21       4.30       3.96       4.35       4.42
                                                     =========  =========  =========  =========  =========  =========  =========